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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                     WSI INDUSTRIES REPORTS IMPROVED RESULTS

JANUARY 4, 2006--MINNEAPOLIS, MN--WSI Industries, Inc. (Nasdaq: WSCI) today reported net sales of $4,170,000 for the first quarter of fiscal 2006 ended November 27, 2005, an increase of 8% from the year-earlier quarter of $3,874,000. The Company posted net income of $178,000 or $.07 per share, compared to $26,000 or $.01 per share in the first quarter of fiscal 2005.

Michael J. Pudil, president and chief executive officer, commented: "WSI's fiscal 2006 first quarter was a solid combination of revenue growth and increased bottom line results. The 8% growth comes on top of the 38% growth that we realized in the prior year first quarter. In the upcoming fiscal 2006 second quarter, our sales will be similar to the fiscal 2005 second quarter. The lower level of sales is normal due to the holiday periods, but the quarter will also be affected by reduced volume in our recreational vehicle market. We expect demand to improve during the second half of fiscal 2006." Pudil went on to say:
"Significant progress has been made with global sourcing initiatives which will further our competitiveness in securing new business. As previously stated, our number one objective is to further diversify our customer base."

The Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable January 31, 2006 to holders of record on January 18, 2006.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, recreational vehicles, computers, small engines, marine, bioscience and instrumentation.

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For additional information:
---------------------------
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/295-9202

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The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.
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